U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  WELLS FAMILY OF REAL ESTATE FUNDS

Address of Principal Business Office (No. & Street, City, State,
Zip Code):  3885 Holcomb Bridge Road, Norcross, Georgia 30092

Telephone Number (including area code):  (800) 448-1010

Name and address of agent for service of process:

Mr. Brian M. Conlon
Wells Asset Management, Inc.
3885 Holcomb Bridge Road
Norcross, Georgia 30092

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes /X/ No / /

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Norcross and the State of Georgia on the 15th day of September, 1997.



                                                              /S/BRIAN M. CONLON
                                                                 Brian M. Conlon
                                                                       President



Attest: /S/ FRANK J. BITZER
         Frank J. Bitzer
         Assistant Secretary